Filed Pursuant to Rule 424(b)(3)
Registration No. 333-184761

PROSPECTUS SUPPLEMENT NO. 13
(To Prospectus dated March 28, 2013)

592,000 Shares

Tengion, Inc.

This Prospectus Supplement No. 13 supplements the prospectus dated March 28, 2013 (as supplemented to date, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-184761). The Prospectus and this prospectus supplement relate to the disposition from time to time of up to 592,000 shares of our common stock, which are held or may be held by the stockholders named in the Prospectus.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Current Report on Form 8-K

On October 2, 2013, we filed a Current Report on Form 8-K with the Securities and Exchange Commission. The text of such Form 8-K is attached hereto.

Investing in our common stock involves a high degree of risk. Please see the section entitled “Risk Factors” beginning on page 22 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 2, 2013.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 26, 2013

Tengion, Inc.
(Exact name of registrant as specified in its charter)

001-34688
(Commission File Number)

Delaware	20-0214813
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

3929 Westpoint Blvd., Suite G
Winston-Salem, NC 27103
(Address of principal executive offices, with zip code)

(336) 722-5855
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

On October 1, 2013, Tengion, Inc. (the “Company”) issued 418,433 shares (the “2012 Interest Shares”) of common stock, par value $0.001 (the “Common Stock”), to holders (the “2012 Investors”) of senior secured notes (the “2012 Notes”) issued in connection with the Company’s private placement completed on October 2, 2012 (the “2012 Financing”).  On February 14, 2013, the Company and the 2012 Investors entered into amendments to the terms of the 2012 Financing which gave the Company the option to pay interest payments on the 2012 Notes with Common Stock. In addition to issuing the 2012 Interest Shares, the Company issued warrants to purchase 277,504 shares of Common Stock for nominal consideration (the “2012 Interest Warrants”) to certain of the 2012 Investors. The 2012 Interest Warrants were issued in lieu of shares of Common Stock that would have brought certain of the 2012 Investors above the 9.985% ownership limitation established pursuant to the 2012 Financing.  The Company issued the 2012 Interest Shares and the 2012 Interest Warrants to satisfy $375,805.87 in interest obligations due on October 1, 2013.

Also on October 1, 2013, the Company issued 643,317 shares (the “2013 Interest Shares” and collectively with the 2012 Interest Shares, the “Interest Shares”) of Common Stock to holders (the “2013 Investors” and collectively with the 2012 Investors, the “Investors”) of senior secured notes (the “2013 Notes”) issued in connection with the Company’s private placement completed on June 28, 2013 (the “2013 Financing”).  The terms of the 2013 Financing give the Company the option to pay interest payments on the 2013 Notes with Common Stock. In addition to issuing the 2013 Interest Shares, the Company issued warrants to purchase 242,603 shares of Common Stock for nominal consideration (the “2013 Interest Warrants” and collectively with the 2012 Interest Warrants, the “Interest Warrants”) to certain of the 2013 Investors. The 2013 Interest Warrants were issued in lieu of shares of Common Stock that would have brought certain of the 2013 Investors above the 9.985% ownership limitation established pursuant to the 2013 Financing.  The Company issued the 2013 Interest Shares and the 2013 Interest Warrants to satisfy $478,395.63 in interest obligations due on October 1, 2013.

The Interest Shares accounted for 19.4% of the Company’s issued and outstanding Common Stock as of October 1, 2013.  The Interest Shares and the Interest Warrants were issued pursuant to the exemption provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and the regulations promulgated thereunder. All of the Investors are either accredited investors (as defined in the Securities Act) or are located outside of the United States and no public solicitation was involved in connection with the issuance of the Interest Shares or the Interest Warrants.

References herein to the 2012 Financing documents and their terms are qualified in their entirety by the form of such documents as filed as exhibits to reports on Form 8-K filed by the Company on October 4, 2012, January 7, 2013, February 4, 2013 and February 14, 2013, which documents and exhibits are incorporated herein by reference.  References herein to the 2013 Financing documents and their terms are qualified in their entirety by the form of such documents as filed as exhibits to report on Form 8-K filed by the Company on July 5, 2013, which documents and exhibits are incorporated herein by reference.

Item 8.01 Other Events.

On September 26, 2013, Celgene Corporation (“Celgene”) executed a Waiver (the “Waiver”) in connection with its Warrants to Purchase Common Stock of Tengion, Inc., dated June 28, 2013 (the “Celgene Warrants”), pursuant to which  Celgene waived any adjustment to the exercise price of the Celgene Warrants (the “Celgene Exercise Price”) that would be required pursuant to Section 5(h)(i) of the Celgene Warrants if such adjustment would result in the Celgene Exercise Price being reduced to any amount that is equal to or greater than the exercise price (the “Investor Exercise Price”) of the Warrants to Purchase Common Stock of Tengion, Inc. that were issued to the 2013 Investors (the “Investor Warrants”).  Section 5(h)(i) of each of the Celgene Warrants and the Investor Warrants provide that the respective exercise prices and the number of shares of Common Stock  issuable upon the exercise of the respective warrants are subject to adjustment if the volume weighted average price of the Common Stock for the five trading days following the effectiveness of the Company’s registration statement on Form S-1 (Registration No. 333-190196) (the “VWAP”)  is less than the then current respective exercise price of such warrants.  The VWAP was not less than the Investor Exercise Price, and therefore, as a result of the Waiver, no adjustment has been made to the exercise price or number of shares under the Celgene Warrants.

The foregoing description of the Waiver is qualified in its entirety by reference thereto, which is filed as Exhibit 10.1 to this Current Report and is incorporated herein by reference.  References herein to the Celgene Warrants and the Investor Warrants and their respective terms are qualified in their entirety by the form of such documents as filed as exhibits to the Current Report on Form 8-K filed by the Company on July 5, 2013.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

10.1	Celgene Corporation Waiver, dated September 26, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENGION, INC.

Date: October 2, 2013	By: /s/ A. Brian Davis
A. Brian Davis
Chief Financial Officer and Senior Vice President, Finance

Exhibit Index

Exhibit No.                                Description

10.1	Celgene Corporation Waiver, dated September 26, 2013